                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549


                                  SCHEDULE 13G


                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                              (AMENDMENT NO. ___)*


                  Infoseek Corporation, a Delaware corporation

                                (NAME OF ISSUER)


                                  Common Stock
                        Preferred Share Purchase Rights

                         (TITLE OF CLASS OF SECURITIES)


                                  45678M-10-7

                                 (CUSIP NUMBER)


*The remainder of this cover page shall be filled out for a reporting person's initial filing of this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


SEC 1745 (2-95)

                               Page 1 of 2 Pages
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-----------------------
  CUSIP NO. 45678M-10-7                 13G
-----------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Steven T. Kirsch; SSN: ###-##-####

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States of America

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            4,501,355

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          1,369,875  (Voting power shared with Michele Kirsch,
     OWNED BY                         wife of Mr. Kirsch, as community
                                      property.)
       EACH

    REPORTING      -----------------------------------------------------------
                          SOLE DISPOSITIVE POWER
      PERSON         7
                          4,501,355
       WITH
                   -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     8
                          1,369,875  (Voting power shared with Michele Kirsch,
                                      wife of Mr. Kirsch, as community
                                      property.)

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      5,871,230

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      9.86%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!


                               Page 2 of 2 pages
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CUSIP NO. 45678M-10-7
         -------------------


ITEM 1.
     (a)  Infoseek Corporation

     (b)  1399 Moffett Park Drive
          Sunnyvale, CA 94089-1134


ITEM 2.
     (a)  Steven T. Kirsch

     (b)  1399 Moffett Park Drive
          Sunnyvale, CA 94089-1134

     (c)  United States of America

     (d)  Common Stock

     (e)  45678M-10-7

ITEM 3.   N/A


ITEM 4.

     (a) See response to Item 9 of the cover sheet to the Schedule 13G incorporated herein by reference.

     (b) See response to Item 11 of the cover sheet to the Schedule 13G incorporated herein by reference.

     (c)

                (i)     See response to Item 5 of the cover sheet to the
                        Schedule 13G incorporated herein by reference.
                (ii)    See response to Item 6 of the cover sheet to the
                        Schedule 13G incorporated herein by reference.
                (iii)   See response to Item 7 of the cover sheet to the
                        Schedule 13G incorporated herein by reference.
                (iv)    See response to Item 8 of the cover sheet to the
                        Schedule 13G incorporated herein by reference.

CUSIP NO. 45678M-10-7
         -------------------

ITEM 5.   N/A


ITEM 6.   N/A


ITEM 7.   N/A


ITEM 8.   N/A


ITEM 9.   N/A

ITEM 10.
          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.




                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                  November 18, 1998
                                                  ----------------------------
                                                   Date


                                                  /s/ Steven T. Kirsch
                                                  ----------------------------
                                                      Signature


                                                  Steven T. Kirsch
                                                  ----------------------------
                                                     Name/Title